Company Contact:
RELM Wireless Corporation
William Kelly, EVP & CFO
(321) 984-1414

RELM Wireless Reports Third Quarter & Nine Month 2012 Results
-Net Sales Increased 18.8% for Nine Months Ended September 30, 2012-
-Nine Month Pretax Income Totals $2.7M; Improvement of $3.3M from Prior Year Loss-

WEST MELBOURNE, Florida -- November 14, 2012 -- RELM Wireless Corporation (NYSE MKT: RWC) today announced its financial and operating results for the quarter and nine months ended September 30, 2012.

For the quarter ended September 30, 2012, sales totaled approximately $8.1 million, compared with approximately $7.0 million for the third quarter last year.  Pretax income for the quarter ended September 30, 2012 was approximately $1.4 million, compared with approximately $939,000 for the third quarter last year.  The Company recognized income tax expense of approximately $508,000 for the third quarter 2012, compared with approximately $25,000 for the same quarter last year.  Income tax expense for the third quarter was largely non-cash due to the Company’s deferred tax assets derived primarily from its net operating loss carryforwards.  Net income for the quarter ended September 30, 2012 was approximately $884,000, or $0.07 per diluted share, compared with approximately $914,000, or $0.07 per diluted share, for the same quarter last year.

Gross profit margin for the third quarter 2012 was 49.7% of sales, versus 50.3% of sales for the same quarter last year.  Selling, general and administrative expenses totaled approximately $2.6 million (32.5% of sales) for the third quarter 2012, compared with $2.5 million (36.4% of sales) for the third quarter last year.

The Company had approximately $21.4 million in working capital as of September 30, 2012, of which $10.8 million was comprised of cash and trade receivables.  This compares with working capital of $19.5 million as of December 31, 2011, of which $6.8 million was comprised of cash and trade receivables. The Company had no balance outstanding under its revolving credit facility at September 30, 2012.

RELM President and Chief Executive Officer David Storey commented, “We were very pleased to follow-up our best second quarter in three years with solid financial and operating results for the third quarter and year-to-date.  Our sales increased for both the third quarter and nine-month periods compared with the same periods last year.  Also, for the nine month period, we realized pretax income of approximately $2.7 million; a noteworthy turnaround from a pretax loss of $603,000 for the same period last year.  We continued to benefit from a larger addressable market, made possible by our expansive KNG product line.  Consequently, we are making sales inroads beyond our federal legacy VHF customers.  A strong sales mix of new digital products enabled us to maintain combined gross profit margins of 49.7% for the third quarter.  Meanwhile, we continued to effectively manage our operating expenses.  These factors combined to yield our largest nine-month pretax income since 2009, and contribute to growing working capital and cash positions.”

Mr. Storey continued, “We are encouraged by the momentum of the second and third quarters, which we believe establishes a foundation for consistency and growth moving forward.”

For the nine months ended September 30, 2012, sales totaled approximately $21.8 million compared with approximately $18.4 million for the same period last year.  Pretax income for the nine months ended September 30, 2012 was approximately $2.7 million compared with a pretax loss of approximately $506,000 for the same period last year.  For the nine months ended September 30, 2012 the Company recognized income tax expense of approximately $996,000, compared with approximately $25,000 for the same period last year.  Income tax expense for the nine month period was largely non-cash due to the Company’s deferred tax assets derived primarily from its net operating loss carryforwards.  Net income for the nine months ended September 30, 2012 totaled approximately $1.7 million, or $0.13 per diluted share, compared with a net loss of approximately $628,000, or $0.05 per share, for the same period last year.

Gross profit margins for the nine months ended September 30, 2012 were 47.4% of sales, versus 42.3% of sales for the same period last year.  Selling, general and administrative expenses for the nine months ended September 30, 2012 totaled approximately $7.6 million compared with approximately $8.3 million for the same period last year.

Conference Call and Webcast

The Company will host a conference call and webcast for investors at 9:00 a.m. Eastern Time, Thursday, November 15, 2012.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “RELM Wireless Corporation Conference Call” a few minutes before 9:00 a.m. Eastern Time on November 15, 2012.  The call will also be webcast at http://www.relm.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet webcast.  An online archive of the webcast will be available on the Company’s website for 30 days following the call at http://www.relm.com.

A replay of the conference call will be available one hour after the completion of the call until November 23, 2012, by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10019940.

About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security.  The shift toward interoperability gained momentum as a result of significant communications failures in critical emergency situations.  RELM was one of the first manufacturers to develop P25-compliant technology.

About RELM Wireless Corporation

As an American Manufacturer for more than 60 years, RELM Wireless Corporation has produced high-specification two-way communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications.  Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications.  RELM’s products are manufactured and distributed worldwide under BK Radio and RELM brand names. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.  The Company’s common stock trades on the NYSE MKT market under the symbol “RWC”.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995.  These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors and risks include, among others, the following: changes or advances in technology; the success of our LMR product line; competition in the land mobile radio industry; general economic and business conditions, including federal, state and local government budget deficits and spending limitations; the availability, terms and deployment of capital; reliance on contract manufacturers and suppliers; heavy reliance on sales to agencies of the U.S. government; our ability to utilize deferred tax assets; retention of executive officers and key personnel; our ability to manage our growth; government regulation; business with manufacturers located in other countries; our inventory and debt levels; protection of our intellectual property rights; acts of war or terrorism; and any infringement claims. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in the Company’s subsequent filings with the SEC.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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RELM WIRELESS CORPORATION
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	(Unaudited)		(Unaudited)
	9/30/2012	9/30/2011	9/30/2012	9/30/2011

Sales, net	$8,112	$6,976	$21,809	$18,361

Expenses:
Cost of products	4,084	3,467	11,473	10,594
Selling, general and administrative expenses	2,633	2,541	7,598	8,273
Total expenses	6,717	6,008	19,071	18,867

Operating income (loss)	1,395	968	2,738	(506)

Other expense:
Net interest expense	0	(27)	(3)	(89)
Other expense	(3)	(2)	(10)	(8)

Income (loss) before income taxes	1,392	939	2,725	(603)

Income tax expense	(508)	(25)	(996)	(25)

Net income (loss)	$884	$914	$1,729	$(628)

Net earnings (loss) per share - basic	$0.07	$0.07	$0.13	$(0.05)
Net earnings (loss) per share - diluted	$0.07	$0.07	$0.13	$(0.05)

Weighted average common shares outstanding, basic	13,545	13,490	13,541	13,512
Weighted average common shares outstanding, diluted	13,549	13,736	13,544	13,512

RELM WIRELESS CORPORATION
Condensed Consolidated Balance Sheets
(In Thousands, Except Share Data) (Unaudited)

	September 30,	December 31,
	2012	2011

ASSETS
Current assets:
Cash & cash equivalents	$6,232	$2,693
Trade accounts receivable, net	4,609	4,155
Inventories, net	12,316	12,148
Deferred tax assets, net	2,520	3,458
Prepaid expenses & other current assets	937	526
Total current assets	26,614	22,980

Property, plant and equipment, net	1,193	1,158
Deferred tax assets, net	4,712	4,712
Capitalized software, net	2,277	2,778
Other assets	338	219

Total assets	$35,134	$31,847

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,551	$1,756
Accrued compensation and related taxes	1,546	807
Accrued warranty expense	223	247
Accrued other expenses and other current liabilities	231	318
Note payable	35	-
Deferred revenue	593	385
Total current liabilities	5,179	3,513

Deferred revenue	112	265
Long-term debt	-	-

Commitments and contingencies

Stockholders' equity:
Preferred stock; $1.00 par value; 1,000,000 authorized
shares, none issued or outstanding.	-	-
Common stock; $0.60 par value; 20,000,000 authorized
shares; 13,545,482 and 13,519,323 issued and outstanding shares
at September 30, 2012 and December 31, 2011, respectively.	8,127	8,111
Additional paid-in capital	24,599	24,570
Accumulated deficit	(2,883)	(4,612)
Total stockholders' equity	29,843	28,069

Total liabilities and stockholders' equity	$35,134	$31,847